Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STR SUB INC.

December 29, 2022

STR Sub Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1. The original name of the Corporation was SPAC CORP.

2. The Original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 13, 2016.

3. This Amended and Restated Certificate of Incorporation, which restates, integrates and also further amends the Restated Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by an authorized officer of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL. References to this “Amended and Restated Certificate of Incorporation” herein refer to the Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and otherwise modified from time to time.

4. The Restated Certificate of Incorporation is hereby amended, integrated and restated in its entirely to read as follows:

FIRST: The name of the corporation is STR Sub Inc.

SECOND: The address of its registered office in the State of Delaware is 1000 North King Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at such address is Corporation Guarantee and Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each such share is $0.01, amounting in the aggregate to $10.00. Upon the effectiveness of the amendment first inserting this sentence, all issued shares of Class A Common Stock, par value $0.0001 per share, and Class C Common Stock, par value $0.0001 per share, shall be automatically reclassified and changed into an aggregate of 1,000 shares of Common Stock.

FIFTH: The Board shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

EIGHTH: (1) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(2) (a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section (2) of this Article EIGHTH or otherwise. The rights to indemnification and advancement of expenses conferred by this Section (2) of this Article EIGHTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section (2) (a) of this Article EIGHTH, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section (2) of this Article EIGHTH shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Fourth Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section (2) of this Article EIGHTH by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Fourth Amended and Restated Certificate inconsistent with this Section (2) of this Article EIGHTH, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section (2) of this Article EIGHTH shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

NINTH: The Corporation reserves the right to amend this Fourth Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the date first set forth above.

STR SUB INC.

By:	/s/ Brett Riesenfeld
Name:	Brett Riesenfeld
Title:	Executive Vice President, General Counsel and Secretary

Signature Page to Amended and Restated

Certificate of Incorporation of STR Sub Inc.